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The following is a transcript from a conference call hosted by Palm, Inc. on June 4, 2007:

MANAGEMENT DISCUSSION SECTION

Operator: Good day everyone and welcome to the Palm Incorporated Conference Call. Today’s call is being recorded. At this time, I would like to turn the call over to Mr. Jon Shanberge; Mr. Shanberge, please go ahead sir.

Jon Shanberge, Company Representative

Thank you. Good morning everyone. I would like to welcome you to a conference call announcing Palm’s strategic recapitalization with Elevation Partners and world-class additions to the Palm Board and Executive Leadership. On the call today are Ed Colligan, CEO and President of Palm; Andy Brown, Chief Financial Officer of Palm; and Roger McNamee and Fred Anderson, Managing Directors and co-founders of Elevation Partners. Today’s call is being recorded and will be available for replay on our Investor Relations website at www.palm.com. The slides that accompany this call are also available on our Investor Relations website.

I’d like to remind everyone that today’s comments including the question-and-answer session will include forward-looking statements. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially. Some of these risks and uncertainties are detailed in Palm’s filings with the Securities and Exchange Commission including its quarterly report on Form 10-Q for the fiscal quarter ended March 2, 2007, and its annual report on Form 10-K for the fiscal year ended June 2, 2006. We encourage listeners to review these items. Palm undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after this call.

And now, I would like to turn the call over to Ed Colligan.

Ed Colligan, President and Chief Executive Officer

Thank you Jon and good morning everyone. I appreciate you joining us on such short notice. Today is an exciting day for Palm. Earlier this morning, we announced a plan that we believe puts Palm in a strengthened position to lead the next major cycle of the mobile computing market. I will review the highlights of today’s announcements and then Roger McNamee will give some perspective on their investment thesis. At the end, Andy will walk you through the details of the transaction.

We believe this strategic recapitalization with Elevation Partners will enable us to take maximum advantage of the huge market opportunity in front of us, allow us to attract the best and brightest talent to create the most compelling mobile computing solutions and is the most effective way to manage our balance sheet. We have structured this transaction to give our shareholders an immediate return on their investment and still retain the ability to participate in the company’s long-term success.

Let me briefly review the details of today’s announcement. Shareholders will receive a $9 per share special cash distribution, which we expect will be treated as a return of capital for most shareholders. Elevation will invest $325 million in Palm and we will use these proceeds along with existing cash and $400 million of new debt to finance the special distribution. Upon closing, Jon Rubinstein will join me and my management team at Palm as Executive Chairman and will focus on leading our product development team. In addition to Jon, Fred Anderson and Roger McNamee will join our Board of Directors.

Also, we will be making adjustments to our outstanding stock option awards. It is a requirement of our primary employee equity plan that we preserve the intrinsic value of our employee options and other equity awards in a transaction of this type. Our employees are at the center of our business and we want to be assured that they remain highly motivated. The good news, however, is that even with the changes to preserve intrinsic value we do not see a significant increase in our option overhead. We expect to close the transaction in the third quarter of the calendar year following a shareholder vote with the distribution to be paid to shareholder shortly thereafter. As always, this will depend upon receiving the requisite regulatory approvals and satisfying other customary closing conditions.

One of the most important elements of today’s announcement is the addition of the new members of our team. Jon Rubinstein is an industry leader with a proven track record of conceiving and delivering world-class products. His participation on our Board and executive team will help strengthen our development organization and our product engine. Elevation Partners is an ideal strategic investor for Palm. Fred and Roger bring industry know-how, vision, resources, and expertise to help drive the next phase of Palm’s growth. These are three of the most innovative and creative minds in Silicon Valley, and I am thrilled to be able to have them on the Palm team. Also, Elevation’s significant long-term commitment to Palm underscores their excitement and confidence in our future as a leader in the world of mobile computing.

Let me take a few minutes to give you brief bios on our three new team members. Until last year, Jon Rubinstein was the SVP and General Manager of Apple’s iPod Division. Jon was very involved in overhauling Apple’s engineering teams and product roadmaps and manufacturing processes. The result was a new, more nimble engineering department. In 2001, Jon was instrumental in conceiving the iPod and became head of the business when it was spun-off as a separate division in 2004. He also led the team that built the iMac and incorporated into Apple products a pair of little known technologies that became commonplace as a result, USB and Wi-Fi. Prior to Apple, Jon spent two decades at a variety of other computer companies, including Hewlett-Packard and NeXT, and started his own computer company, Firepower Systems. So his history of innovation is unmatched and we look forward to his working with our R&D team.

Fred Anderson brings extensive operating and financial experience as a senior executive in the technology industry. From the mid 90s until 2004 he was EVP and CFO of Apple. During that time, he was a hands-on manager and major force in helping Apple deal with a number of financial issues. Under his leadership, Apple made a major turnaround and he worked with their whole executive team to re-energize Apple’s revenue and profit growth.

Roger McNamee is the co-founder of two of the leading technology investment firms, Silver Lake Partners and Integral Capital Partners. He spent about nine years working in a variety of portfolio management and research positions at T. Rowe Price Associates, including as the portfolio manager of the top-performing Science & Technology Fund.

Jon, Fred, and Roger will be replacing Eric Benhamou and D. Scott Mercer who will be retiring from Palm’s Board. This will result in an increase in the size of our Board from eight directors to nine. I want to take a moment to thank Eric and Scott for their service to the Board of Directors and their dedication to Palm. Eric’s commitment to Palm over the last 10 years has been amazing. He has seen Palm through a lot of triumphs and challenges, and his unwavering support is greatly appreciated. Scott has been with us for a relatively short time, but in that time he has brought a fresh perspective and a disciplined approach to our Board. I would like to thank both of them for helping lead Palm to this stage.

That is the top line overview of today’s announcement. And with that, I want to introduce you to Roger McNamee, who I have known and admired for many years. He will spend a few minutes talking to you about Elevation Partners and their investment in Palm. Roger?

Roger McNamee, Managing Director and Co-Founder, Elevation Partners

Thank you, Ed and good morning everyone. All of us at Elevation are totally psyched about investing in Palm. Fred and I look forward to helping the company as members of the Board. Palm fits perfectly with Elevation’s investment strategy. We look to partner with great management teams to transform companies in industries with dynamic technology change.

You all know there are one billion cell phones being sold every year now. It’s a huge category, but it changes every single day. In our view, Palm is a great company with a great opportunity in a great industry. As investors, Elevation cannot ask for a better situation. I have been investing in technology businesses for nearly 25 years. During that time, only a handful of companies have been able to innovate in two sectors.

At Palm, the Pilot innovated the PDA industry and the Treo was the first smartphone. That history of innovation combined with Palm’s powerful brand and loyal customer base is what attracted us to the company. We look forward to learning more about the company and working side by side with the management team going forward.

I really appreciate Ed’s kind words about Fred Anderson and me. I agree for certain with his characterizations of Fred and Jon Rubinstein. But all of you should know that Palm is exactly the same for us. We feel the same way about the Palm team that Ed said about us. Ed and his executive team have done an amazing job under very difficult circumstances. They have identified new opportunities and positioned Palm for the future. I have the greatest respect for Ed, Jeff and the entire Palm team. We share Ed’s enthusiasm and look forward to being part of Palm’s transformation.

For us at Elevation, Palm is the perfect fit. This is our largest investment to-date and we’re very committed to making it a success for all of us. All of us are looking forward to the closing of the transaction and getting started on the ground with the Palm team. One of our goals will be to help energize the team and attract other new talent. Fred and I are committed to helping Palm strengthen its execution capabilities and create the long-term shareholder value that we are looking for.

Let me now turn the call over to Andy Brown, who’ll give you some financial details. Andy?

Andrew J. Brown, Chief Financial Officer

Thanks Roger and good morning everyone. I’ll take the next few minutes to go over in more detail the financial aspects of this transaction. As you are aware, Elevation Partners has decided to invest $325 million in the company. This investment is a convertible preferred stock instrument, which has a zero coupon and is convertible into 38.2 million shares of common stock at $8.50 per share. This represents a 16% premium to the 10-day average closing sale price for the period ending June 1, 2007, adjusted for the $9 per share cash distribution.

On a pro forma basis, Elevation Partners will own approximately 27% of our common shares outstanding and 25% on a diluted basis. Elevation Partners will also have proportional Board representation, which at the current ownership level represents two of nine Board seats. As part of this transaction, we are also entering into a term loan in the amount of $400 million and a $40 million revolver. This debt offering is being run by JPMorgan and Morgan Stanley as joint bookrunners. We expect the term loan will have an interest rate of LIBOR plus 225 to 275 basis points depending upon our credit rating and market conditions. The term is for six and a half years with nominal amortization at 1% per year until the final year, and the debt is covenant-light with no financial maintenance covenants. With a net debt-to-EBITDA ratio of less than one, we feel very comfortable that this is the right capital structure and leaves us with a strong balance sheet.

Looking at the pro forma balance sheet, based on our Q3 balance sheet, our pro forma cash net of transaction costs would be approximately $217 million. We believe our cash balance will be in excess of $300 million at the close of this transaction as this will include cash flow from our most recent quarter ended last Friday, and $60 million in proceeds from a land sale expected to close in June. Other liabilities would increase $4 million for the current portion of the debt, and long-term debt would increase to $396 million for a total of $400 million. The convertible preferred stock net of fee will reside in a mezzanine section of our balance sheet while the $9 per share cash distribution is estimated to be a $940 million reduction to paid-in capital.

We believe this is a big win for our equity holders, who get an immediate payout of approximately 55% of their current share value while retaining ownership of approximately 75% of the company. We also believe that a combination of this capital structure, the addition of Elevation Partners and the expertise they bring can result in significant appreciation for long-term holders of our stock.

I’ll now turn the call back over to Ed.

Ed Colligan, President and Chief Executive Officer

Thanks Andy. In closing, let me say that I am very excited about the opportunity at Palm. As a result of the transaction that we announced this morning, we will have reinvigorated and expanded our leadership team, strengthened our ability to attract new, creative talent, and put in place the right capital structure to support our growth. I am confident this is the right combination of factors to drive long-term shareholder value.

Now let me turn the call over to you for your questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. And for our first question, we’ll go to Jonathan Goldberg with Deutsche Bank.

<Q – Jonathan Goldberg>: Hi, thanks for taking my question. I was just wondering if the guys from Elevation could talk a little bit about the due diligence process they went through? I assume they have seen – had a good look at what you guys are working on and wanted to get a sense of their thoughts on sort of the company going forward for the next 18 months?

<A – Roger McNamee>: Sure, this is Roger McNamee. We spent a very, very long time in due diligence here. The thing to understand is we spent the last two or three years looking at mobile content as a space and concluded that an investment in mobile content really depended on getting new platforms, new software platforms on mobile devices that would really allow people to get the highest value materials sent to them on their body. This is a really important point because the cell phone industry today is dominated by people who are essentially just hardware players, and it was our view that the software expertise necessary to get this done really resides only in a few places and Palm was one of them.

The thing to understand from our perspective is that this is a category where change, the rate of change is actually increasing. You all know that Apple is about to enter the market with the iPhone. We have every reason to believe that’s going to be an incredibly successful product and to us that’s incredibly good news because it suggests that this is an opportunity to really bring software to the forefront and really re-engineer people’s expectations from mobile devices. We know this team incredibly well. My own history with this team dates back to the founding of Palm in the very early 90s and Fred Anderson’s experience with many members of the team also goes back a long way. So we did extraordinary levels of due diligence over the last six or seven months and came to the conclusion that this was a great team, a great opportunity. And from our perspective, this was exactly the place that we wanted to commit our fund. Again, this is our biggest investment. We’ve put a ton of money behind this thing, and it matters enormously to us that it be successful, and we think this capital structure is the way to get it done. This team is the way to get it done.

<A – Ed Colligan>: The only thing I would add to what Roger had to say is that I think Palm is incredibly well-positioned with really strong software capabilities as well as hardware capabilities to pursue successfully this incredibly large opportunity in the mobile computing space. And as many of you may know, I worked closely with Jon Rubinstein as a colleague for almost eight years at Apple, and he is quite frankly the most outstanding product development executive that I have known in my entire career. What he did at Apple when he came in, in early 1997 to narrow the product focus of the company, to build world-class engineering teams, to return Apple to really high quality reliable products, designing-in product reliability rather than trying to ensure that you had quality after you’d designed the product. He really drove Apple back to innovation in terms of its products, and he also strengthened our strategic technology partnerships, which was also very important to Apple’s turnaround during that period, and as well, led the development of the highly successful iMac and quite frankly the revolutionary iPod. So he really is a great engineering leader.

<Q – Jonathan Goldberg>: Great. Thank you.

<A>: Next question.

Operator: And for our next question, we’ll go to Maynard Um with UBS.

<Q – Maynard Um>: Hi, thank you. Just following on to that due diligence question, do you think there needs to be any significant changes to the strategy going forward? And can you share with us some of the specific strategic visions you will influence with your Board seat, i.e., is that a function of – in design, distribution, acquisitions, any specifics you can offer? Thanks.

<A – Roger McNamee>: That’s a great question. This is Roger McNamee speaking. The key thing from our perspective is that we are incredibly excited about the Palm roadmap, and a big part of this transaction is about giving Palm an optimal capital structure and better resources for executing that roadmap. If you look at the industry over the last 12 months, you’ve seen a huge leap forward on hardware engineering. We’ve gone to very, very small, very thin, very light devices from a number of vendors. And we’ve now hit the point, I think, where it’s hard to make the devices smaller without giving up the functionality people need. That obviously was an issue for Palm. The company was bit out of phase from a product development cycle relative to the industry over the last 12 months. But the great thing is that if the devices get any smaller, they will be unusable. Palm will close that gap we believe relatively soon. And at which point, we think the game is all about software, and we think software is the place where this company truly excels.

<A>: Next question?

Operator: And for our next question we go to Michael Ounjian with Credit Suisse.

<Q – Michael Ounjian>: Great. Thanks for taking the question. Ed, could you talk a little bit about how, I guess, what role Jon Rubinstein will be playing, how that fits in with Jeff Hawkins’ role going forward, how the product development effort’s going to be structured, and should we think about this as an opportunity for the company to re-examine sort of the general direction of the product roadmap, or should we expect for now at least kind of a similar – similar strategies you have been laying out over the last few months?

<A – Ed Colligan>: Great. Couple of things. One, Jon is going to join the company as the Executive Chairman. So he will play the Chairman’s role. In that role, though, he is an executive on our team, and his focus will be in strengthening and tuning our product engine. So, he will take a leading role for the development organization. I think you should really look at it as a partnership to a large extent between Jon and myself. We have really complementary skills and we think we really work well together. We spent some time together over the last few months and I am confident that he will bring a lot of value to the table. As far as Jon and Jeff again, they have also worked together some through the process of doing – looking at this transaction. And I think my sense is the combination of those two guys is one of the most dynamic technology developing combos on the planet. Jeff has incredible vision for what’s the next big thing. I think Jon has some of that as well, but Jon is incredible at execution. And I think you put those together, they will both attract the best talent to this company and also drive it to a higher level.

As far as the roadmap is concerned, we are not going to change anything tomorrow. We still have to do and we still want to deliver for our shareholders. So we are going to deliver growth and profitability as we have, as you’ve anticipated from us, we will continue to deliver as we have over the many quarters in the past. And, but as we look forward, of course, we are going to review our roadmap and make whatever necessary changes we think in the long-term to really build the world’s greatest product. That’s what it’s really about here. A big part of what it’s about is putting the team in place that can enable us to capture a leadership position. We think it’s very early in this game relative to the marketplace and the market opportunity. And we do believe with our – in particular our software expertise, our platform expertise, our ability to integrate solutions, you put all those together and you add the kind of strength we’re adding to this team, and I think we’ve got a great opportunity going forward. So that’s what it’s all about.

<Q – Michael Ounjian>: And just speaking for Elevation?

<A – Ed Colligan>: I will just say that we were intensely attracted to the notion of teaming up Jon Rubinstein with Jeff Hawkins. I mean, as I say, Jeff has been responsible for pioneering two enormous categories of technology. And Jon has delivered some of the most exciting products of the last decade. It’s – to me that’s just a team that can’t be beat, and we’re very excited about that.

<A>: Next question.

Operator: And for our next question we go to Jonathan Hoopes with ThinkEquity.

<Q – Jonathan Hoopes>: Thanks for taking my question. I’ve got two questions. One for Roger and Fred and then a quick follow up for Andy. First, Roger and Fred, if I heard you both correctly during your prepared remarks as well as your answers to the previous question, it appears that Elevation thinks it sees an opportunity in Palm’s software design center. So from where I sit, I’d have to agree that Palm has got – has demonstrated design acumen on the handheld form factor. I’d like to better understand if it’s Palm’s abilities in user experience, i.e., making things – difficult things simple or if it was Palm’s efforts on the Linux area that caught your eye?

<A – Roger McNamee>: Yes. Both. To be clear, Palm obviously, has a long tradition of really great user interface design and we think that that is essential. Anyone who has tried to buy a ring tone off of a Nokia or Motorola phone can attest to the fact that it is very difficult on standard cell phones today to do any kind of serious interaction over the air. From our perspective, the new platform that Palm is working on is incredibly important, that users’ expectations are changing. Their needs are changing. And you can’t get there from here with just hardware engineering. I mean, the hardware form factors are starting to really hit their optimal level, and from now on it’s really going to be a software gaming. It will be user interface gaming. This company has the chops to do both of those things in a world-class way and that’s what attracted us.

<Q – Jonathan Hoopes>: Roger, when you say [inaudible].

<A – Ed Colligan>: One thing I would add is that as we look out over the next five years, we feel strongly that you are going to see a lot of the – today’s Internet usage move to the mobile web. And we think that, clearly, Palm is incredibly well positioned to pursue that opportunity.

<Q – Jonathan Hoopes>: When you guys mentioned platform, do I take that and should we understand that as the handheld as well as new Foleo like devices because we talked about the platform at the Analyst Day, and I am just trying to get my arms around what platform [inaudible] in your definition?

<A – Ed Colligan>: Yeah. I think it’s both. I think what they are both referencing is we do have a broad range of software efforts underway here and really I think from Roger’s perspective what he really sees is that is the battleground of the future. And so we have designed both platforms, applications and frankly, now services, around both the handheld like devices, handset like devices, the smartphone, and also as you see, we are extending platforms into different form factors as well. The Foleo, a new product with a new platform that will extend the ability for people to do a simple and efficient mobile computing. And so, it’s, I think, a general platform expertise, the application expertise on top of that, the ability to integrate all those and to combine those with great hardware that’s a powerful combination that I think was what really is driving the attraction from Elevation’s perspective.

<A – Roger McNamee>: Guys, I think one of the things you want to keep in mind is that form factors are going to change a lot. As if you simply look at devices like the Blackberry Pearl, for many people that just represents too small and the question is, what are the right form factors? People are going to have to experiment a lot. We are going to have to experiment a lot. But, what Ed said is exactly correct, we – it’s all of the above. The Linux platform from our perspective is simply a software environment on which lots of really compelling things can happen independent of form factor. You have to make that investment, you really have to have that capability, and that excites us enormously.

<Q – Jonathan Hoopes>: Great. Thank you. And then really quickly for Andy, what’s the status, I don’t know if you mentioned, I missed if you did, of the share buyback?

<A – Andrew Brown>: Yeah. As you can imagine, Jonathan, [inaudible] in these discussions, we haven’t been active in the share buyback. And although the share authorization is still in place, I wouldn’t expect this to be active in the distant future – in the near future.

<Q – Jonathan Hoopes>: Great. Thanks for taking my question.

Operator: And we’ll go next to Tavis McCourt with Morgan Keegan.

<Q – Tavis McCourt>: Hey guys. Thanks for taking the questions. First, two for you Andy and then one for Roger and Ed. First, from an accounting perspective, will you be accounting for this on an as-if converted basis for EPS?

<A – Andrew Brown>: Yes. We will be. Yes, keep going.

<Q – Tavis McCourt>: Okay. And then any special voting rights on the converts or same as the common?

<A – Andrew Brown>: They have the same as the common.

<Q – Tavis McCourt>: Great. And then in terms of Roger or Ed, if you want to comment on kind of the overall level of development expenses, is this kind of a big enough opportunity where you guys think you need more resources devoted to development in the future, or is that really just more of a shift in resources?

<A – Roger McNamee>: Yeah. I don’t believe so. I think we feel like our R&D resources, our R&D funding is sufficient. I think the key here is making it more efficient. That is a huge thing that I believe that Jon Rubinstein will bring to the table here. He – my reasonably short time – I will let Fred answer this too, but my reasonably short interactions with him show me that he is highly focused individual can really drive, create and drive teams to produce great things. And that’s what we’ll look for out of Jon and out of the teams that he attracts and develops and out of our team here. So Fred, perhaps you can add to that.

<A – Fred Anderson>: So what I would say is that from the Apple experience, I saw Jon really do very innovative thing such as the iPod with very small teams. And so really the key to it is to have really world-class talent on those development teams. And certainly, I think, the conversations that I’ve had with Jon based upon his initial look here as he believes there are adequate resources in the engineering area. In fact, Jon has a history when he joined Apple and I was there, and we went through the major downsizing to turnaround the company. He actually narrowed the focus of the development activities and actually reduced R&D, and actually generated some great innovative products. So I am not suggesting that’s what’s going to be done here, to be clear. But I just wanted you to know that Jon Rubinstein, to Ed’s point, is a very, what I would say, efficient type of development executive where he builds high quality teams that can generate great products without committing extraordinary resources.

<A – Ed Colligan>: And my experience is when you are doing innovation at the level we are trying to and design an invention at the level we are trying to, smaller is usually better. Five great engineers can – have the power of hundred others. So, I think that’s one thing we are focused on here is trying to make sure we have – we have today some of the best and brightest engineering talent in the industry. All we are trying to do here is make sure that it’s the most effectively utilized it can be and that we bring in the right – augment that talent with the right people to really help us to be as successful as we can.

<A – Roger McNamee>: Yeah. From Elevation’s perspective, we look at this opportunity as being in the first inning. I mean, we have been in the cell phone business. We are now evolving to much more sophisticated, much more interesting products. And you don’t do – you don’t do that kind of invention with battalions of engineers. You do it with a small number of really great people and again we are going to have to do it over and over because this is – this is just beginning. And it’s – to me, it’s a beautiful thing because you don’t have to teach people how to use mobile devices; you just have to solve the problems that they already have and that’s as an investor, I find that amazing and really attractive.

<A – Fred Anderson>: One last point I’d make though is that we are very long-term investors. And of course, to Roger’s point, we are in a very early stage of the mobile computing area. And certainly Elevation will be very supportive of the long-term investments that the company needs to make to be in a leadership position in this segment.

<Q – Tavis McCourt>: Okay. Thanks a lot.

<A – Ed Colligan>: Thank you. Next question.

Operator: And we’ll go next to Larry Harris with Oppenheimer.

<Q – Lawrence Harris>: Yes. Thank you, and congratulations on today’s announcement. Just want to get a little better handle in terms of the timeframes that we might be looking at. Would it be fair to assume that we might see some of the first products from the platform work that’s been underway perhaps by the end of this calendar year? And anything that might result from say Mr. Rubinstein’s efforts might be a year or two down the road, any sort of sense in terms of time?

<A – Ed Colligan>: Well, I think in general, we are not going to comment on specific timing on the roadmap. We try to stay away from that. I wouldn’t say that we’ve been investing in our platform work for some time, but there is still some time to go. We’ve released initial iteration of our Linux based platforms on the Foleo. You’ll see us continue to innovate in that area for our smartphone products. I won’t give you a specific timeframe, but a lot of great work is going on there. I think by the time Jon comes on and makes fundamental impacts on completely new design, well that’s at least, that is an 18-month kind of horizon, so that is the reality of that. But can he help us in a reasonably short term, be more efficient and effective? I think, yes. So, but from standpoint of new designs from his work that would be a longer term proposition.

<Q – Lawrence Harris>: Understood. All right. Thank you.

<A – Ed Colligan>: Thank you.

Operator: And we’ll go next to Aaron Husock with Morgan Stanley.

<Q – Aaron Husock>: Great. Thanks for taking my question. I was just wondering, does this change your view on M&A opportunities in that space either as a buyer or a seller?

<A – Ed Colligan>: No. I think as we’ve been looking at M&A opportunities from a buyer’s perspective, we have consistently said we would leverage our cash position to make small acquisitions actually and we did a couple of those recently. Both of those are bearing fruit, which we are really excited about. And so we would continue to do that. We feel like we have enough of a cash position to make sure that we reserved enough resources to make sure we can go do those things that we feel if they are necessary. I think from a seller’s standpoint, well that’s something that you’re just constantly reviewing relative to your strategic opportunities in front of you. This wouldn’t preclude us from doing any of that. Certainly as a team we really believe that the company has a great growth in front of us and a lot of shareholder upside and so we are going to drive for that. And we are not focused on doing any immediate transaction in anyway outside of getting this done.

<Q – Aaron Husock>: Okay. Great. And then the hiring of Jon Rubinstein, is that contingent on the financing being approved by shareholders?

<A – Ed Colligan>: Yes. It is.

<Q – Aaron Husock>: Okay. Great. Thank you.

<A – Ed Colligan>: Thank you.

Operator: And we’ll go next to Vivek Arya with Merrill Lynch.

<Q – Vivek Arya>: Thank you. Ed, my question is that in the past Palm’s focus has been software and I think you’ve remarked many times that over 80% of R&D is – or a significant portion of R&D is focused on software. Do you see now the focus with the new – with changes in the Board, do you see the focus now shifting to more hardware? Is that one of the intentions behind this deal?

<A – Ed Colligan>: I don’t think it’s a fundamental intention behind it at all. What I look at is, is our focus on systems and on delivering solutions, and that is a combination of hardware and software. And the interaction of those frankly is something that is really important in small form factor devices. So, we will continue to invest large amount in that software and platform areas so that we can build the best user experience. But that also – you won’t be successful in this marketplace unless you do compelling hardware as well. So, I think the good thing is, is Jon and the existing leadership team here have a lot of experience in designing systems and solutions and that’s exactly what we want to continue to do, just hopefully even better than we have in the past.

<Q – Vivek Arya>: And just one quick clarification, you may have mentioned this before, but when do you expect to actually see the fruits of these new alignments in terms of new products? Is it fair to think that it’s going to be a year from now at least before we see any significant change and that the roadmap that Palm has internally at least today is fixed for at least the next six to 12 months?

<A – Ed Colligan>: The roadmap is pretty fixed for the next six to 12 months, but that doesn’t means it’s not going to be exciting and interesting and significant. We have a lot of great products on the roadmap. I think part of the reason that Elevation was interested in Palm was they saw that exciting roadmap and said, hey, you guys are doing some great things already. Imagine if we put our expertise to play here, what could be the exciting outcome after that. So, we’re going to keep delivering great products. We’re going to do the best we can to deliver those solutions into really to the best solutions on the market. And like I’ve said, I think longer term the impacts of these new parts of the team will come to play, it won’t be in the next six to 12 months in a sense of products that are coming out the door in that timeframe.

<Q – Vivek Arya>: Got it. And just one last question if I may, slightly unrelated, you’ve said that you plan to launch the Foleo sometimes towards the end of summer. My question is related to all the expenses associated with such a launch. I assume it’s going to be a big retail launch. How should we think about expenses related to the Foleo launch for your August quarter?

<A – Ed Colligan>: No. I think all expenses related to the Foleo launch have been planned into our plans. And frankly, as we go out with that product, we are going to take a – we are not going to do a huge retail launch, we are actually starting direct and through our own retail channels, be a reasonably modest retail launch. So, it’s not going to be a huge in every store kind of thing. We really believe it’s early in that category. We have to build momentum around it. And we want to – we will narrow the channel, the distribution actually to increase the velocity around that product in fewer distribution channels to make sure it’s successful where we do put it out.

<Q – Vivek Arya>: Great. Thank you.

<A – Ed Colligan>: Thank you.

<A>: Okay, operator. We will take one more call.

Operator: And that final question will be from Ted Chung with Bear Stearns.

<Q – Ted Chung>: Great. Thank you. Just quickly, is there any impact to your NOLs from this deal?

<A – Andrew Brown>: No. Ted, there is no impact to the NOLs from this deal.

<Q – Ted Chung>: Okay. Great. And just looking at the executives from the new Board members from – with historically a relationship with Apple, I mean, do you see any type of relationship with Apple going forward or would it just simply be a competitor to you?

<A – Ed Colligan>: Certainly, that is not anything that’s precluded, but it’s not part of the overall plan here that we’re going to go and develop a strategic relationship with Apple. I think at this stage, we look at them as a competitor. And we will compete vigorously in the marketplace, and that’s what – I assume that relationship will be going forward.

<Q – Ted Chung>: Okay. Great. Thank you.

Ed Colligan, President and Chief Executive Officer

Thank you. Well, thank you very much everybody for joining us on short notice. I appreciate that. We are very excited about this opportunity, and we look forward to seeing some of you on the road as we come out to talk to our investors. Thank you and have a good morning.

Operator: And ladies and gentlemen, this does conclude the Palm Incorporated conference call. We do appreciate your participation and you may disconnect at this time.

Additional Information and Where to Find It

In connection with the Preferred Stock Purchase Agreement and Agreement and Plan of Merger, Palm will file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). Shareholders of Palm are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other relevant documents when they become available by contacting Palm Investor Relations, Palm, Inc., 950 West Maude Avenue, Sunnyvale, CA 94085, USA, telephone: (408) 617-7626. In addition, documents filed with the SEC by Palm are available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Palm in connection with the transaction, and their interests in the solicitation, can be found in Palm’s filing on Schedule 14A made with the SEC on June 4, 2007.